Exhibit 10.1

Asset Purchase Agreement
(English Translation)

Transferor: Raoping County Dadi Tobacco Trade Center (hereinafter referred to as Party A)
Transferee: Harbin Hainan Kangda Cacti Hygienical Foods Co., Ltd. (hereinafter referred to as Party B)
Business nature of Party A: Individual operation.
Major business: the wholesale and retail of daily necessities, hardware and electrical appliances, clothes etc.
Party A is willing to transfer its assets to Party B according to the provisions as specified in this agreement.
Business nature of Party B: Foreign-invested enterprise with registered capital of RMB 36,800,000.
Major business: manufacturing and marketing of cactus food, introducing, cultivating and research of cactus improved breeds.
Party B is willing to purchase the assets of Party A according to the provisions as specified in the agreement.

On the basis of principle of equality and sincerity, through friendly consultation, party A agrees to transfer its assets (hereinafter referred to as “Target Asset”) to Party B as follows:

Article I. Constitution of the target asset:
1. Land use right
Land use right for a period of 50 years of state-owned land covering 4,784 square meters located at Qianyang, Jishan Village, Qiandong Town, Raoping County.
2. Building ownership
Buildings covering 2,030 square meters located at Qianyang Industrial area, Qiandong Town, Raoping County.
3. Fixed assets ownership

All machinery, equipments and facilities (including equipment information) in the factory of the target company.

Article II.  Terms of disposal of debt and liability
All debt and liabilities (including unpaid wages, social security funds, tax fee, loan from banks and other debt ), and all related litigation and disputes arising before the execution of this agreement should be disposed by Party A prior to the closing.

Article III. Purchase price and payment mode
The two parties agree that the total purchase price of the assets is RMB 35,000,000 which include all assets transferred by Party A, but not including the fees to be paid to the land management department associated with the transfer of land use-right of state-owned land leasing which shall be the responsibility of Party B and all taxes relating to the transfer of assets shall be paid by Party B.

Party B will make payments to Party A in three installments. First installment will consist of 30% of the total purchase price to be paid within 10 days from the date of the Agreement. Second installment of 30% of the total purchase price will be paid at the commencement of the title transfer for the assets to be purchased under the Agreement with the applicable regulatory agencies. The third installment of 40% of the total purchase price will be paid within 5 days following the completion of the title transfer of all assets purchased.

Article IV. Terms of asset transfer

1. From the date of this agreement, both parties shall indentify all assets to be transferred in accordance with the schedule of assets attached hereto.  The asset identification process shall be completed within 60 days after the execution of this agreement.
2. From the date of this agreement, and after Party B pays Party A the first installment, Party A shall be responsible for completing all transfer of title of the assets within 4 months including the procedures of land use right transfer and building ownership transfer.

3. Party A is responsible for completing all transfer of title of the assets, Party B shall cooperate with Party A, and to pay all related fees.
4. From the date of the agreement until the completion of all the assets transfer, Party A shall maintain the target assets in good condition, and shall ensure that the target assets do not sustain any damage.

Article V. Representation and Warranty
1. Representation and Warranty of Party A
（1）Party A guarantees that the quality condition, age of use and performance with respect to the list of target assets are true.
（2）Party A guarantees that there are no dispute, liens or other encumbrances on the clear title and ownership of target asset. Party A has the full right of the ownership of the target asset. If any dispute arising with respect to the ownership of the target asset, Party A shall be responsible for resolving such disputes and be responsible for all damages thereby.
（3）With respect to the asset transfer, Party A has acquired all official approval from relevant government department, and Party A has obtained all approval of its board of directors and shareholders on the transferring the target assets to Party B.

2. Representation and Warranty of Party B
（1）Party B guarantees to fulfill its obligations according to the terms and conditions as specified in this agreement.
（2）Party B guarantees the legality of the source of funds used in the purchase the target asset.

Article VI. Confidentiality
Both Parties shall keep all commercial document, data and materials acquired from each other during the transfer of assets confidential, and shall not disclose any information to any third party, except as required otherwise by law.

Article VII.  Liability for breach of contract

Both parties should fulfill its obligations, if any party violates the agreement the party should reimburse the other party accordingly.

1. If Party A does not complete all transfer of title of the assets required by law by the date specified in this agreement, Party A shall be subject to a penalty equal to 10% of the aggregate purchase price.

2. If Party B does not make payment of the installment according to the schedule specified in the agreement, Party B shall be subject to a penalty equal to 10% of the amount of payable installment for such period.

Article VIII. Exhibits
This agreement includes 4 exhibits as follows:
1.	Target Asset Appraisal
2.	Land Use Right Certification
3.	Certificate of Rights to Buildings
4.	Resolutions adopted by the board of directors and shareholders of Party A approving the transfer of all target assets.

Article IX. Dispute Resolution
Any disputes arising out of or relating to this Agreement must be resolved by mediation. In the event the parties are unable to resolve the disputes through mediation, either party shall have the right to bring an action in a court of competent jurisdiction.

Article X. Miscellaneous
1.	This Agreement may be amended or modified in writing duly and validly executed by both parties. Any amendment or modification shall have the same force and effect as this Agreement.
2.	This Agreement shall be executed in two originals with each party keeping one original.

Party A (seal)	Party B (seal)

Representative (SIGNATURE)	Representative (SIGNATURE)
Date: June 28, 2010	Date: June 28, 2010